Matters submitted for vote of security holders

(a) An Annual Meeting of Shareholders (Meeting) of the Liberty All-Star Growth Fund, Inc. (Fund) was held on April 21, 1999.

(b)      The Fund's shareholders elected Messrs. Robert J. Birnbaum and William
         E. Mayer as Directors of the class whose term expires with the year 2002 annual meeting of shareholders, and John V. Carberry as a Director of the class whose term expires with the year 2001 annual meeting of shareholders. The Fund's Board of Directors also consists of James E. Grinnell, Richard W.Lowry and John J. Neuhauser.

(c)(1) The Fund's shareholders voted to approve an amendment to the Fund's Articles of Incorporation increasing authorized capital stock, as follows:

                       For             Against           Abstain
                  12,405,402.433    861,950.028        221,971.492

(c)(2) The Fund's shareholders voted to ratify the selection of KPMG Peat Marwick LLP as independent auditors for the year ending December 31, 1999, as follows:

                       For           Against           Abstain
                  13,305,330.926    59,034.658       164,958.261

(d)      Not Applicable

(Proxy Statement inc. herein by ref. to Acc. #0001029869-99-000306)